Exhibit 99.1

GlobalSCAPE Announces Results for the Quarter and Six Months Ending June 30, 2008

SAN ANTONIO, TEXAS, August 19, 2008 — GlobalSCAPE, Inc. (AMEX: GSB) a leading developer of file centric software for the Internet, announced its financial results today for the quarter and six months ended June 30, 2008.

Revenue for the three months and six months ended June 30, 2008 were $4,213,066 and $8,268,885, respectively.  This compares to revenue of $6,418,025 and $10,041,172, respectively, for the three and six months ended June 30, 2007.  The decrease was largely due to a non-recurrent sale to the U.S. Army for approximately $2.8 million that occurred during the second quarter of 2007.  Were it not for this non-recurring sale, revenue for the three month period ended June 30, 2008 would have increased by $595,000 and by $1,027,000 for the six months ended June 30, 2008.  In addition, net income for the three and six months ended June 30, 2008 were $292,319 and $444,253, respectively.  This compares to net income of $2,114,876 and $2,588,092, respectively, for the three and six months ended June 30, 2007.  Were it not for the U.S. Army non-recurring sale, net income for the three month period ended June 30, 2008 would have increased by $ 32,247 and decreased by $300,279 for the six months ended June 30, 2008.

With respect to its recent 8-K filing announcing a restatement of its 2007 and first quarter 2008 results Globalscape stated that the restatements were the result of errors in the calculation of deferred taxes.  While these restatements resulted in a decrease in net income for both periods, it also resulted in a tax refund due to the Company of $817,343.

David L. Mann, GlobalSCAPE’s interim President stated “While we continue to seek large non-recurrent sales like the sale to the U.S. Army, we believe that the continued growth in our core business is critical to our success.  We are pleased that our core business has continued to grow even in a difficult environment.  We continue to believe that our efforts in introducing new products will begin to bear fruit in the fourth quarter of this year.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance.  GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices.  GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations.  Headquartered in San Antonio, TX., GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Contact:

David Mann

President

GlobalSCAPE

210-308-8267

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,”  “should,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.

GlobalSCAPE, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

Operating Revenues:
Software product revenues	$5,557,388	$3,010,929	$8,504,210	$5,899,992
Maintenance and support (net of deferred revenues)	860,637	1,202,137	1,536,962	2,368,893
Total Revenues	6,418,025	4,213,066	10,041,172	8,268,885
Operating Expenses:
Cost of revenues depreciation and amortization shown seperately below)	60,230	45,170	119,170	75,176
Selling, general and administrative expenses	2,587,435	2,032,355	4,921,719	5,654,564
Research and development expenses	551,211	1,426,318	988,961	1,329,207
Depreciation and amortization	34,843	184,626	66,429	358,645
Total operating expenses	3,233,719	3,688,469	6,096,279	7,417,592
Income from operations	3,184,306	524,597	3,944,893	851,293
Other income (expense):
Interest expense	(1,222)	0	(31,151)	0
Interest income	10,965	22,726	12,712	53,036
Gain on sale of assets	0	0	0	0
Other expense	0	0	1,624	0
Other income (expense)	9,743	22,726	(16,815)	53,036
Income before income taxes	3,194,049	547,323	3,928,078	904,329
Provision for income taxes	1,079,173	255,004	1,339,986	460,076
Net Income	$2,114,876	$292,319	$2,588,092	$444,253

Net income per common share - basic	$0.12	$0.02	$0.15	$0.03
Net income per common share - assuming dilution	$0.12	$0.02	$0.14	$0.02
Average shares outstanding:
Basic	17,226,066	17,195,802	17,204,922	17,258,901
Diluted	18,061,782	17,804,464	18,036,354	17,901,229

GlobalSCAPE, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

GAAP net income	$2,114,876	$292,319	$2,588,092	$444,253
Stock-based compensation from stock options	213,000	251,860	436,000	538,986
Amortization of purchased intangible assets	0	134,361	0	268,722
Non-GAAP net income	$2,327,876	$678,540	$3,024,092	$1,251,961

Basic non-GAAP net income per common share excluding amortization of purchased intangible assets, stock-based compensation, net of taxes	$0.14	$0.04	$0.18	$0.07

Diluted non-GAAP net income per common share excluding amortization of purchased intangible assets, stock-based compensation, net of taxes	$0.13	$0.04	$0.17	$0.07

Average shares outstanding used for non-GAAP:
Basic	17,226,066	17,195,802	17,204,922	17,258,901
Diluted	18,061,782	17,804,464	18,036,354	17,901,229